Exhibit 99.1
Repros to Present at the CIBC Annual Biotechnology & Specialty Pharmaceuticals Conference
THE WOODLANDS, Texas – April 5, 2007 — Repros Therapeutics Inc. (NasdaqGM: RPRX) announced that Joseph Podolski, President and CEO of Repros, will present at the CIBC World Markets Annual Biotechnology & Specialty Pharmaceuticals Conference on Thursday, April 12, 2007 at 12:45 p.m. Eastern Time at the Millennium Broadway Hotel in New York City.
This presentation will be webcast live and subsequently archived for 30 days on the company’s website http://www.reprosrx.com under the “Presentations” tab. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time.
About Repros Therapeutics Inc.
Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company’s lead compound, is a selective blocker of the progesterone receptor. The Company recently completed a Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year, and believes Proellex will enter Phase 3 studies later this year for such treatment. In addition Proellex™ is being studied in a European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a non-pivotal U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men due to secondary hypogonadism.
Contacts
Repros Therapeutics, The Woodlands, TX
President & CEO
Joseph S. Podolski, 281-719-3447
####